Exhibit 21


SUBSIDIARIES OF THE COMPANY


         ATC Healthcare, Inc. (DE)
         ATC Healthcare Services, Inc. (GA)
         ATC Staffing Services, Inc. (DE)
         ATC Funding, LLC (DE)
         ATC Business Solutions, Inc. (DE)